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                                       BYLAWS

                                        OF

                                 IFR SYSTEMS, INC.

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                             ARTICLE I - IDENTIFICATION


     Section 1.1. Name. The name of the corporation is IFR Systems, Inc. (hereinafter referred to as the "Corporation").

     Section 1.2. Registered Office. The registered office of the Corporation in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19899, and the name of the Corporation's registered agent is The Corporation Trust Company.

     Section 1.3. Other Offices. The Corporation may have offices at such other places both within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

     Section 1.4. Fiscal Year. The fiscal year of the Corporation shall commence on July 1 of each year and end on June 30 of the next succeeding year.

     Section 1.5. Use of Facsimile Signatures. In addition to the provisions for the use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

                             ARTICLE 2 - CAPITAL STOCK

     Section 2.1. Certificates of Stock. Each Shareholder shall be entitled to a certificate signed by, or in the name of the Corporation by, the President and the Secretary, certifying the number of shares owned by him. Any or all the signatures on the certificate may be facsimile.

     Section 2.2. Transfer of Stock. The capital stock of the Corporation shall be transferable on the books of the Corporation upon surrender of the certificate or certificates representing the same, properly endorsed by the registered holder or by his duly authorized attorney, such

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endorsement or endorsements to be witnessed by one witness.  The requirement for such witnessing may be waived in writing upon the form of endorsement by the President of the Corporation.

     Section 2.3. Equitable Interests in Stock Need Not Be Recognized. The Corporation and its officers shall be entitled to treat the holder of record of any share or shares of stock of the Corporation as the holder in fact thereof, and accordingly shall not be required to recognize any equitable or other claim to or interest in such share or shares on the part of any other person or persons, whether or not it shall have express or other notice thereof, except as otherwise required by the laws of Delaware.

     Section 2.4. Record Date. The Board of Directors may fix a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of Shareholders, nor more than sixty (60) days prior to the time for the other action hereinafter described, as of which there shall be determined the Shareholders who are entitled: to notice of or to vote at any meeting of Shareholders or any adjournment thereof; to receive payment of any dividend or other distribution or allotment of any rights; or to exercise any rights with respect to any change, conversion or exchange of stock or with respect to any other lawful action.

     Section 2.5. Lost, Stolen or Destroyed Certificate. In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

     Section 2.6. Regulations. The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

                        ARTICLE 3 - MEETINGS OF SHAREHOLDERS

     Section 3.1. Place of Meetings. All meetings of Shareholders of the Corporation shall be held at such place, within or without the State of Delaware, as may be determined by the Board of Directors and specified in the respective notices or waivers of notice thereof, or proxies to represent shareholders thereat.

     Section 3.2. Annual Meeting. The annual meeting of the shareholders for the election of Directors, and for the transaction of such other business as may properly come before the meeting, shall be held at such time and such date as shall be determined by the Board of Directors.

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     Section 3.3.  Notice of Meetings.  A written or printed notice, stating the place, day and hour of the meeting, and in case of a special meeting the purpose or purposes for which the meeting is called, shall be delivered or mailed by the Secretary and by the Board of Directors after calling the meeting, to each holder of the capital stock of the Corporation at the time entitled to vote, at such address as appears upon the records of the Corporation, at least ten (10) days but not more than sixty (60) days before the date of the meeting. Notice of any such meeting may be waived in writing by any Shareholder. Attendance at any meeting, in person or by proxy, shall constitute a waiver or notice of such meeting.

     Section 3.4.  Voting at Meetings.

          Clause 3.41. Voting Rights. Except as otherwise provided by law or by the provisions of the Certificates of Incorporation including, without limitation, the provisions which grant to the Board of Directors of the Corporation the authority to provide as to any series of Preferred Stock, such voting powers, full or limited, or no voting powers, as are from time to time permitted under the General Corporation Law of the State of Delaware, every holder of the capital stock of the Corporation shall have the right at all meetings of the Shareholders of the Corporation to one vote for each share of stock standing in his name on the books of the Corporation. Voting may be by voice vote.

          Clause 3.42. Proxies. A Shareholder may vote, either in person or by proxy executed in writing by the Shareholder or a only authorized attorney-in-fact. No proxy shall be valid after three (3) years from the date of its execution, unless a longer time is expressly provided therein.

          Clause 3.43. Quorum. Unless otherwise provided by the Certificate of Incorporation, at any meeting of Shareholders, a majority of the Shares of the capital stock outstanding and entitled to a vote, represented in person or by proxy, shall constitute a quorum.

     Section 3.5.  Notice of Stockholder Business.

          Clause 3.51.  Annual Meetings of Shareholders.
          A. The proposal of business to be considered by the Shareholders may be made at an annual meeting of Shareholders only (i) pursuant to the Corporation's notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any Shareholder of the Corporation who was a Shareholder or record at the time

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          of giving of notice provided for in this Bylaw, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Bylaw.


          B. For business to be properly brought before an annual meeting by a Shareholder pursuant to clause (iii) of paragraph 3.51(A) of this Bylaw, the Shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for Shareholder action. To be timely, a Shareholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; PROVIDED, HOWEVER, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the Shareholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a Shareholder's notice as described above. Such Shareholder's notice shall set forth (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such Shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and
          (ii) as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (a) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (b) the class and number of shares of the Corporation which are owned beneficially and of record by such Shareholder and such beneficial owner.


          Clause 3.52. Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of Shareholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting.


          Clause 3.53.  General.


          A. Only such business shall be conducted at a meeting of Shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, the Chairman of the meeting shall have the power and duty to determine whether any business proposed to be brought before the meeting was proposed in accordance with the procedures set forth in this Bylaw

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          and, if any proposed business is not in compliance with
          this Bylaw, to declare that such defective proposal shall be disregarded.


          B. For purposes of this Bylaw, 'public announcement' shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any successor thereto.


          C. Notwithstanding the foregoing provisions of this Bylaw, a Shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights of Shareholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.


                        ARTICLE 4 - NEGOTIABLE INSTRUMENTS,
                             DEEDS, CONTRACTS AND STOCK


     Section 4.1. Execution of Negotiable Instruments. All checks, drafts, notes, bonds, bills of exchange and order for the payment of money of the Corporation shall, unless otherwise directed by the Board of Directors, or unless otherwise required by law, be signed by the Chief Executive Officer or the President. The Board of Directors may, however, authorize any Officer to sign checks, drafts and orders for the payment of money and without necessity of countersignature.


     Section 4.2. Execution of Deeds, Contracts, etc. All deeds and mortgages by the Corporation and all other written contracts and agreements to which the Corporation shall be a party shall be executed in its name by the Chief Executive Officer or the President and attested by the Secretary.


     Section 4.3. Endorsements of Stock Certificates. Subject always to the further orders and directions of the Board of Directors, any share or shares of stock issued by any other corporation and owed by the Corporation (including required shares of stock of the Corporation) may, for sale or transfer, be endorsed in the name of the Corporation by the Chief Executive Officer or the President and such endorsement shall be duly attested by the Secretary either with or without affixing thereto the corporate seal.

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     Section 4.4.  Voting of Stock Owned by Corporation.  Subject always to the further orders and directions of the Board of Directors, any share or shares of stock issued by any other corporation and owned or controlled by the Corporation may be voted at any Shareholder's meeting of such other corporation by the Chief Executive Officer or the President of the Corporation. Whenever, in the judgment of the Chief Executive Officer or the President, it is desirable for the Corporation to execute a proxy or give a Shareholder's consent in respect to any share or shares of stock issued by any other corporation and owned by the Corporation, such proxy or consent shall be executed in the name of the Corporation and shall be attested by the Secretary of the Corporation under the corporate seal. Any person or persons designated in the manner above stated as the proxy or proxies of the Corporation shall have the full right, power, and authority to vote the share or shares of stock issued by such other corporation and owned by the Corporation the same as such share or shares might be voted by the Corporation.

                               ARTICLE 5 - AMENDMENTS

     Section 5.1. In General. Subject to the provisions of the Certificate of Incorporation, these Bylaws may be altered, amended or repealed at any annual meeting of the Shareholders (or at any special meeting thereof duly called for that purpose) by the affirmative vote of the holders of 85% or more of the shares represented and entitled to vote at such meeting (considered for this purpose as one class); provided that in the notice of such special meeting notice of such purpose shall be given. Subject to the laws of the State of Delaware, the Certificate of Incorporation and these Bylaws, the Board of Directors may by majority vote of those present at any meeting at which a quorum is present amend these Bylaws, or enact such other Bylaws as in their judgment may be advisable for the regulation of the conduct of the affairs of the Corporation.

     ADOPTED by the Board of Directors on this 28th day of January, 1998.



                                   /s/ Alfred H. Hunt, III
                                   ------------------------------------
                                   Alfred H. Hunt, III, President

ATTEST:

/s/ Charles J. Woodin
-------------------------------
Charles J. Woodin, Secretary

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